Exhibit 5.1

[Jones Day Letterhead]

August 9, 2012

Omnicom Group Inc.

437 Madison Avenue

New York, New York 10022

Omnicom Capital Inc.

One East Weaver Street

Greenwich, CT 06831

Re:	$500,000,000 Aggregate Principal Amount of 3.625% Senior Notes Due 2022 of Omnicom Group Inc. and Omnicom Capital Inc.

Ladies and Gentlemen:

We are acting as counsel for Omnicom Group Inc., a New York corporation (“OGI”) and Omnicom Capital Inc., a Connecticut corporation (“OCI” and, together with OGI, the “Issuers”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of 3.625% Senior Notes due 2022 of the Issuers (the “Notes”), pursuant to the Underwriting Agreement, dated August 6, 2012, entered into by and among the Issuers and J.P. Morgan Securities LLC and Citigroup Global Markets Inc., acting as representatives of the several underwriters named therein. The Notes are being issued pursuant to an indenture, dated as of July 1, 2009, by and among the Issuers, Omnicom Finance Inc. and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of July 20, 2012, between the Issuers and the Trustee, as further supplemented by the Fifth Supplemental Indenture, dated as of August 9, 2012, by and among the Issuers and the Trustee (as so supplemented, the “Indenture”). OCI’s obligations under the Notes are being guaranteed by OGI (the “Guarantee”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Notes constitute valid and binding obligations of the Issuers.

2. The Guarantee constitutes a valid and binding obligation of OGI.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture, and (iii) the Indenture is a valid, binding and enforceable obligation of the Trustee.

Omnicom Group, Inc.
Omnicom Capital Inc.
August 9, 2012

We have further assumed with respect to our opinion set forth in paragraph 1, that (a) OCI is a corporation existing and in good standing under the laws of the State of Connecticut, (b) the Indenture and the Notes have been (i) authorized by all necessary corporate action of OCI and (ii) executed and delivered by OCI under the laws of the State of Connecticut, and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by OCI do not violate or conflict with the laws of the State of Connecticut, the terms and provisions of OCI’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuers and others. The opinions expressed herein are limited to the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by OGI and incorporated by reference into the Registration Statement on Form S-3, as amended by Post-Effective Amendment No. 1 thereto (Registration No. 333-179573) (as amended, the “Registration Statement”), filed by the Issuers to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day